Exhibit 99.1

Navigators Announces Board of Director Changes

NEW YORK, NY, March 21, 2013 — The Navigators Group, Inc. (NASDAQ:NAVG) today announced that Company founder, Terence N. Deeks (age 73), plans to retire from his role as Chairman of the Board after the upcoming stockholders meeting on May 23, 2013. Mr. Deeks plans to continue to serve as a Director. Mr. Deeks has served as Chairman since the Company’s formation in 1974 and was Chief Executive Officer through December 2002. Mr. Deeks retired from full time employment with the Company on June 30, 2010. He began his career at Lloyd’s of London in 1957.

The Board has chosen Robert V. Mendelsohn (age 66) to succeed Mr. Deeks as Chairman of the Board. Mr. Mendelsohn has served on the Board of Directors since 2010 and has extensive insurance industry experience. He formerly served as Chief Executive of Royal & Sun Alliance Insurance Group, plc in London and as Chief Executive Officer of Royal Insurance Group, Inc., President and Chief Operating Officer of W.R. Berkley Corp. and Chairman of the American Insurance Association.

The Company also announced that Marjorie D. Raines (age 66) will retire from the Board of Directors at the conclusion of her current term on May 23, 2013. Ms. Raines has been a Director since 2010 and served as the Chair of the Company’s Finance Committee and as a member of the Audit Committee. Ms. Raines retired from the Chubb Group of Insurance Companies in December 2008, where she was Executive Vice President – Chief Investment Officer for Chubb’s international operations.

The Company announced that the Board has nominated David M. Platter (age 53) to stand for election as a Director at the Company’s upcoming stockholders meeting. Mr Platter is an investment partner at Coller Capital, a leading global investor in private equity “secondaries”-- the acquisition of positions in private equity funds from Limited Partners and of portfolios of companies from corporate or institutional owners. Previously, Mr. Platter served as a Vice Chairman and Managing Director at Credit Suisse in the Investment Banking Department’s Financial Institutions Group. Throughout his twenty seven year career as an investment banker, Mr. Platter provided mergers & acquisitions, capital raising and strategic advisory services to numerous insurance and healthcare companies, banks, thrifts, asset managers and other financial institutions.

Mr. Deeks commented, “I am very proud of what Navigators has become over the last forty years. I look forward to working with Bob Mendelsohn and the other Directors as we continue to nurture and leverage Navigators’ unique culture of underwriting excellence for the continued benefit of our stockholders.”

Mr. Deeks continued, “I also wish to thank Marjorie Raines for her dedicated service to our Company, the leadership she brought to the management of our investment portfolio as Chair of our Finance Committee and the sound advice and counsel she has provided to me and the management team during her tenure. We are also very pleased to nominate David Platter to succeed Marjorie. David’s extensive investment banking experience in the insurance industry will provide a valuable perspective to the Board.”

In accordance with the Company’s By-Laws, Directors are elected annually by vote of the stockholders for one year terms. In addition to the nomination of Mr. Platter, the Board has nominated all of the current Directors to stand for re-election at the upcoming annual meeting of the Company’s stockholders, other than Ms. Raines, who is retiring.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:

Taha Ebrahimi

914-933-6209

tebrahimi@navg.com

www.navg.com